                                                                     EXHIBIT 4.9

                            AIR SOUTH AIRLINES, INC.

                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                     Page
1.          AGREEMENT TO SELL AND PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
            1.1       Authorization of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
            1.2       Sale and Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

2.          CLOSING, DELIVERY AND PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .           2
            3.1       Organization, Good Standing and Qualification   . . . . . . . . . . . . . . . . . . .           2
            3.2       Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
            3.3       Authorization; Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .           2
            3.4       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
            3.5       Contracts and Other Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . .           3
            3.6       No Obligations to Related Parties   . . . . . . . . . . . . . . . . . . . . . . . . .           3
            3.7       Trademarks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
            3.8       Compliance with Other Instruments   . . . . . . . . . . . . . . . . . . . . . . . . .           4
            3.9       Title to Properties and Assets; Liens, Etc. . . . . . . . . . . . . . . . . . . . . .           4
            3.10      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
            3.11      Permits, Licenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5
            3.12      Environmental and Safety Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . .           5
            3.13      Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5
            3.14      Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5
            3.15      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
            3.16      Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
            3.17      Registration Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
            3.18      Offering Valid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
            3.19      Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
            3.20      Real Property Holding Corporation   . . . . . . . . . . . . . . . . . . . . . . . . .           6

4.          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . . .           7
            4.1       Requisite Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
            4.2       Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
            4.3       Investment Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7

5.          CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
            5.1       Conditions to Purchaser's Obligations at the Closing  . . . . . . . . . . . . . . . .           8
            5.2       Conditions to Obligations of the Company  . . . . . . . . . . . . . . . . . . . . . .           9

6.          AFFIRMATIVE COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9
            6.1       Election of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9
            6.2       Board of Directors Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
            6.3       Qualified Small Business Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
            6.4       Board of Director Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
            6.5       Approval of Series B Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . .          10

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                     PAGE
7.1     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.2     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.3     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.4     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.5     Separability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.6     Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.7     Delays or Omissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
7.8     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
7.9     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
7.10    Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
7.11    Titles and Subtitles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
7.12    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
7.13    Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12

                                                     LIST OF EXHIBITS

Certificate of Designations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exhibit A

Investor's Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exhibit B

Stockholder List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exhibit C

Schedule of Exceptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exhibit D

Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exhibit E

Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exhibit F

                            AIR SOUTH AIRLINES, INC.

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of May 24, 1996 by and among AIR SOUTH AIRLINES, INC., a Delaware corporation (the "Company") and H&Q AIR SOUTH INVESTORS, L.P. ("Purchaser").

                                    RECITALS

         WHEREAS, the Company has authorized the sale and issuance of an aggregate of 625,000 shares of its Series B Preferred Stock (the "Shares");

         WHEREAS, Purchaser desire to purchase the Shares on the terms and conditions set forth herein; and

         WHEREAS, the Company desires to issue and sell the Shares to Purchaser on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       AGREEMENT TO SELL AND PURCHASE.

         1.1 AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized the sale and issuance to the Purchaser of the Shares having the rights, preferences, privileges and restrictions set forth in the Certificate of Designations in the form attached hereto as Exhibit A (the "Certificate of Designations"). The Company has, or prior to the Closing will have, adopted and filed the Certificate of Designations with the Secretary of State of the State of Delaware.

         1.2     SALE AND PURCHASE.

                 (A) Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company 625,000 Shares at a purchase price of four dollars ($4.00) per share.

2.       CLOSING, DELIVERY AND PAYMENT.

                 (A) The closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall take place at 4:00 p.m. on May 24, 1996, at the offices of Cooley Godward Castro Huddleson & Tatum, 5 Palo Alto Square, Palo Alto, California 94306, or at such other time or place as the Company and the Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date").

                 (B) At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser a certificate representing the number of Shares to be purchased at the Closing

                                      1.

by the Purchaser, against payment of the purchase price therefor by a check or wire transfer made payable to the order of the Company.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to the Purchaser as follows:

         3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has full power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company has no subsidiaries and owns no equity securities of any other corporation, limited partnership or similar entity.

         3.2 CAPITALIZATION. The authorized capital stock of the Company, immediately prior to the Closing, consists of eighteen million (18,000,000) shares of Common Stock, seven million one hundred fifty-six thousand two hundred sixty-four (7,156,264) shares of which are issued and outstanding; and two million (2,000,000) shares of Preferred Stock, one million two hundred fifty thousand (1,250,000) of which are designated Series A Preferred Stock, all of which are issued and outstanding and six hundred twenty-five thousand (625,000) of which are designated Series B Preferred Stock, all of which will be issued and outstanding upon the Closing. All shares of the Company's Common Stock (i) have been duly authorized and validly issued, and (ii) are fully paid and nonassessable. The rights, preferences, privileges and restrictions of the Shares are as stated in the Certificate of Designation filed with the Secretary of State of Delaware. The shares of Common Stock issuable upon the conversion of the Shares (the "Conversion Shares") have been duly and validly reserved for issuance and, when issued in accordance with the Certificate of Incorporation, will be validly issued, fully paid and nonassessable. The Company has reserved 7,384,833 shares of Common Stock for issuance upon the exercise of: (i) options to purchase shares of Common Stock pursuant to its various Stock Option Plans for directors, officers and employees; (ii) warrants to purchase shares of Common Stock which have been issued to a supplier, former employees, consultants to the Company and an Affiliate of Purchaser in connection with the guarantee of certain bank debt of the Company; and (iii) conversion rights of the Company's Series A Preferred Stock and Series B Preferred Stock. Other than as set forth above and except as may be granted pursuant to the Investor's Rights Agreements (defined below) there are no outstanding options, warrants, rights (including conversion or preemptive rights), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Investor's Rights Agreements (the "Investor's Rights Agreements") shall mean those certain investor's rights agreements entered into by the Company in connection with the issuance of the Series A Preferred Stock and the Series B Preferred Stock. A true and correct list of the Company's stockholders as of the date hereof is attached hereto as Exhibit C.

         3.3 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, sale and issuance of the Shares pursuant hereto and the Conversion Shares pursuant to the Certificate of Incorporation and for the performance of the Company's obligations hereunder and under the Investor's Rights Agreement has been taken or will be taken prior to the Closing. The Agreement and the Investor's Rights Agreement when



                                       2.

executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) general principles of equity that restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions in Section
2.8 of the Investor's Rights Agreement may be limited by applicable laws. The sale of the Shares and the subsequent conversion of Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. When issued in compliance with the provisions of this Agreement and the Certificate of Incorporation, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

         3.4 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser its audited financial statements (balance sheet, statement of income, statement of stockholders' equity and statement of cash flows, including notes thereto) at August 31, 1995 and for the fiscal year then ended and its unaudited financial statements (balance sheet and statement of income) for the three months ended [February 29, 1996] (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and position of the Company as of as of the dates and for the periods indicated therein. Except as set forth in the Financial Statements or Exhibit D hereto, the Company has no material liabilities, contingent or otherwise, other then (i) liabilities incurred in the ordinary course of business subsequent to February 29, 1996 and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

         3.5     Contracts and Other Commitments.

                 (A) Except as set forth in Exhibit D hereto, the Company does not have any contracts, agreements, lease or other commitment, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary and usual course of business and that do not involve more than $100,000 and that do not extend for more than one year beyond the date hereof and (ii) contracts terminable at will by the Company on no more than 30 days notice without cost or liability to the Company and are not material to the conduct of the Company's business.

                 (B) Except as set forth in Exhibit D hereto, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock,
(ii) redeemed, directly or indirectly, any shares of its capital stock or otherwise purchased shares of its capital stock, or (iii) made any loans or advances to any person, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

         3.6 NO OBLIGATIONS TO RELATED PARTIES. Except as set forth in Exhibit D hereto, there are no obligations of the Company to current or former officers, directors, stockholders, or employees of the Company.

                                      3.

         3.7 TRADEMARKS. The Company has sufficient trade names, trade secrets, information, proprietary title and ownership of all trademarks, service marks, rights and processes necessary for its business as currently conducted and as proposed to be conducted, without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, trade secrets, licenses, proprietary rights and processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as currently conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Investor's Rights Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently conducted and as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by the Company. The Company is not aware of any violation by a third party of any of the Company's trademarks, service marks, trade names, trade secrets or other proprietary rights.

         3.8 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of its Certificate of Incorporation or bylaws, as set forth in Exhibit E hereto (the "Bylaws"), or any term contained in any material instrument or contract to which it is a party, and, to the best of its knowledge, is not in violation of any statute, rule, or regulation applicable to the Company which violation would have a material adverse effect on the Company's business, condition (financial or otherwise), properties, prospects or results of operations. No event or failure of performance has occurred which, with the passage of time or the giving of notice or both, would constitute such a violation. The execution, delivery, and performance of and compliance with this Agreement and the Investor's Rights Agreement and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Certificate of Incorporation, will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement, or the Investor's Rights Agreement, and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.

         3.9 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to all of its properties and assets it purports to own, in each case subject to no mortgage, pledge, lien, lease, security interest, encumbrance or charge, other then (i) liens for current taxes not yet due and payable, and (ii) liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen other then in the ordinary course of business.

         3.10 LITIGATION. There is no action, suit, proceeding or investigation pending or threatened against the Company which questions the validity of this Agreement, or the Investor's Rights Agreement, or the right of the Company to enter into either of them, or to consummate the transactions contemplated hereby and thereby, or which might result, either individually or in the aggregate, in any material adverse



                                       4.

changes in the business, condition (financial or otherwise), properties, prospects or results of operations of the Company, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         3.11 PERMITS, LICENSES. The Company has all federal, state and local governmental permits, licenses, certificates of authority any similar authority necessary for the conduct of its business as now being conducted and as proposed to be conducted. The Company is not in default in any material respect under any such permit, license, certificate of authority or other similar authority.

         3.12 ENVIRONMENTAL AND SAFETY LAWS. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         3.13 CHANGES. Except as listed on Exhibit D, since February 26, 1996 there has not been:

                 (A) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                 (B) any damage, destruction or loss, whether or not covered by insurance which materially and adversely affects the business, condition (financial or otherwise), properties, prospects or results of operations of the Company;

                 (C) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, condition (financial or otherwise), properties, prospects or results of operations of the Company;

                 (D) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due and payable;

                 (E) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any member of their immediate families, other than advances in the ordinary course of business;

                 (F) to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, condition (financial or otherwise), properties, prospects or results of operations of the Company; or

                 (G) any agreement or commitment by the Company to do any of the things described in this Section 3.13.

         3.14 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent.

                                      5.

         3.15 INSURANCE. The Company has in full force and effect fire and casualty insurance, with extended coverage, aircraft hull insurance and liability and errors and omissions insurance in amounts customary for commercial passenger airlines.

         3.16 EMPLOYEES. Except as disclosed on Exhibit D hereto, the Company has no employment contract with any officer or employee or other consultant or person which is not terminable by it at will without liability, except as the Company's right to terminate its employees at will may be limited by applicable law. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. There are no controversies or labor trouble or union organization activities pending or, to the knowledge of the Company, threatened between it and its employees. None of the Company's employees belongs to any union or collective bargaining unit. To the best of its knowledge, the Company has complied with all applicable state and federal equal employment opportunity laws and other laws related to employment in which the failure to so comply might have a material adverse effect on the business, condition (financial or otherwise), properties, properties, prospects or results of operations of the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee.

         3.17 REGISTRATION RIGHTS. Except as set forth in Exhibit D hereto and except as required pursuant to the Investor's Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Investor's Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

         3.18 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.3 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of any applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act.

         3.19 FULL DISCLOSURE. This Agreement, the Exhibits hereto and all other documents delivered by the Company to the Purchaser or Purchaser's attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.20 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Internal Revenue Code
Section 897(c)(2) and any regulations promulgated thereunder.


                                       6.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

         4.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Investor's Rights Agreement and to carry out the provisions of this Agreement and the Investor's Rights Agreement. All action on Purchaser's part required for the law execution and delivery of this Agreement and the Investor's Rights Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery this Agreement and the Investor's Rights Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) general principles of equity that restrict the availability of equitable remedies; and
(iii) to the extent that the enforceability of the indemnification provisions of Section 2.8 of the Investor's Rights Agreement may be limited by applicable laws.

         4.2 CONSENTS. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of Purchaser required in connection with the consummation of the transactions contemplated in this Agreement and the Investor's Rights Agreement have been or shall have been obtained prior to and be effective as of the Closing.

         4.3 INVESTMENT REPRESENTATIONS. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

                 (A) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

                 (B) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account for investment only, and not with a view towards their distribution. Purchaser represents that each and every partner in it is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

                 (C) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Investor's Rights Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.


                                       7.

                 (D) COMPANY INFORMATION. Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

5.       CONDITIONS TO CLOSING.

         5.1 CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE CLOSING. Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                 (A) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

                 (B) THIRD PARTY CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Investor's Rights Agreement.

                 (C) CORPORATE DOCUMENTS. The Company shall have delivered to the Purchaser or its counsel copies of all corporate documents of the Company as the Purchaser shall reasonably request.

                 (D) RESERVATION OF CONVERSION SHARES. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

                 (E) FILING OF CERTIFICATE OF DESIGNATIONS. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

                 (F) COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchaser a Compliance Certificate, executed by the Chairman of the Board of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a) through (e) of this Section 5.1 have been satisfied.

                 (G) INVESTOR'S RIGHTS AGREEMENT. An Investor's Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by the Company.

                 (H) PROCEEDINGS AND DOCUMENTS. At the Closing all corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                 (I) OPINION. Purchaser shall have received from David Y. Monteith, counsel to the Company, an opinion letter substantially in the form attached hereto as Exhibit F, addressed to Purchaser as of the date of the Closing.

                                       8.

                 (J) QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing. No stop order or other order enjoining the sale of the Shares or the proposed issuance of the Conversion Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the Securities and Exchange Commission or any commissioner or corporations or similar officer of any state having jurisdiction over this transaction. At the time of Closing, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                 (A) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Purchaser in
Section 4 hereof shall be true and correct in all material respects at the date of the Closing Date, with the same force and effect as if they had been made on and as of said date, and the Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing.

                 (B) THIRD PARTY CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Investor's Rights Agreement.

                 (C) FILING OF CERTIFICATE OF DESIGNATIONS. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

                 (D) INVESTOR'S RIGHTS AGREEMENT. An Investor's Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by the Purchaser.

                 (E) QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing. No stop order or other order enjoining the sale of the Shares or the proposed issuance of the Conversion Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the Securities and Exchange Commission or any commissioner or corporations or similar officer of any state having jurisdiction over this transaction. At the time of Closing, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

6.       AFFIRMATIVE COVENANTS OF THE COMPANY.

         6.1 ELECTION OF DIRECTORS. The Company agrees that at the next annual meeting of stockholders of the Company to be held no later than January 31, 1997, three directors selected by the Purchaser, plus two directors nominated by the nominating committee of the Board of Directors and reasonably acceptable to Purchaser, will be nominated as directors of the Company to serve until their respective successors are duly elected and have qualified.

                                      9.

         6.2 BOARD OF DIRECTORS MEETINGS. For as long as any shares of Series B Preferred Stock of the Company remain outstanding, the Company agrees that it shall hold meetings of the Board of Directors no less frequently than once per calendar quarter.

         6.3 QUALIFIED SMALL BUSINESS STOCK. The Company covenants that so long as any of the Shares, or Conversion Shares, are held by Purchaser (or a transferee in whose hands such Shares or Conversion Shares are eligible to qualify as Qualified Small Business Stock as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended), it will use its reasonable efforts to cause the Shares, or the Conversion Shares, to qualify as Qualified Small Business Stock; provided, however, that "reasonable efforts" as used in this
Section 6.3 shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.

         6.4 BOARD OF DIRECTOR APPROVAL. The Company covenants that so long as any shares of Series A Preferred Stock remain outstanding, the approval of the Board of Directors of the Company shall be obtained prior to taking any of the following actions:

                 (A)      The hiring of any officer of the Company;

                 (B) The adoption of any compensation program, including base salaries and bonus programs for officers and key employees of the Company;

                 (C) The adoption of any stock option plan and the issuance of any stock and stock options;

                 (D) The adoption of an annual budget, business or financial plan;

                 (E) The purchase or lease of any real estate, fixed asset or aircraft lease in excess of $500,000;

                 (F) The approval by the Company of any obligation or commitment, including capital equipment leases or purchases, with a value in excess of $500,000 or which are outside the most recent business plan or budget approved by the Board of Directors; and

                 (G) Transfers by stockholders of more than 10,000 shares of the Company's stock; provided, however, that this Section 6.4(vii) shall expire on an initial public offering of the Company's Common Stock resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Company of at least $10,000,000 at a minimum price of $4.00 per share; and provided further, that the provisions of this Section 6.4(vii) shall not apply to transfers by a stockholder to such stockholder's partners, family members and affiliates.

         6.5 APPROVAL OF SERIES B PREFERRED STOCK. For so long as any of the shares of Series B Preferred Stock remain outstanding, the Company agrees not to allow the transfer of more than 100,000 shares of the Company's Common Stock by any stockholder in any 12 month period without the prior approval of at least a majority of the shares of Series B Preferred Stock then outstanding.


                                      10.

7.       MISCELLANEOUS.

         7.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

         7.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         7.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

         7.4 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Investor's Rights Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants, and agreements except as specifically set forth herein and therein.

         7.5 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.6     AMENDMENT AND WAIVER.

                 (A) This Agreement may be amended or modified only upon the written consent of the Company and holders of more than fifty percent (50%) of the Shares (treated as if converted and including any Conversion Shares that have not been sold to the public).

                 (B) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under this Agreement may be waived only with the written consent of the holders of more than fifty percent (50%) of the Shares (treated as if converted and including any Conversion Shares that have not been sold to the public).

         7.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to the Purchaser, upon any breach, default or noncompliance of the Company under this Agreement, the Investor's Rights Agreement, or the Certificate of Incorporation, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on Purchaser's part of any breach, default or noncompliance under this Agreement or under the Certificate of Incorporation or any waiver on Purchaser's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such


                                      11.

writing. All remedies, either under this Agreement, the Certificate of Incorporation, Bylaws, or otherwise afforded to Purchaser, shall be cumulative and not alternative.

         7.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) upon receipt at the address on the signature page hereto after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

         7.9 EXPENSES. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. The Company shall, at the Closing, reimburse the reasonable fees, not to exceed $15,000, and reasonable expenses of Cooley Godward Castro Huddleson & Tatum, counsel for the Purchaser.

         7.10 ATTORNEYS' FEES. If legal action is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and legal costs in connection therewith.

         7.11 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         7.13 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.13 being untrue.


                                      12.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date set forth in the first paragraph hereof.

AIR SOUTH AIRLINES, INC.



BY: /s/ Roden A. Brandt
    -------------------------------
    Roden A. Brandt, President
    and Chief Executive Officer


ADDRESS:
1800 St. Julian Place
Columbia, SC  29204




BY:
   -------------------------------


ADDRESS:         One Bush Street
                 San Francisco, CA  94140




                                      13.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date set forth in the first paragraph hereof.


AIR SOUTH AIRLINES, INC.


By:
    ------------------------------
Its:
    ------------------------------


Address:         101 Trade Zone Drive
                 West Columbia, SC  29170



H&Q AIR SOUTH INVESTORS, L.P.


By: /s/
    ------------------------------

Its:
    ------------------------------

Address:         One Bush Street
                 San Francisco, CA  94104

                            AIR SOUTH AIRLINES, INC.


                          INVESTOR'S RIGHTS AGREEMENT

                               TABLE OF CONTENTS

                                                                         PAGE
I.    General       . . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . .   1

II.   Restrictions On Transfer; Registration  . . . . . . . . . . . . .   2
      2.1   Restrictions on Transfer  . . . . . . . . . . . . . . . . .   2
      2.2   Demand Registration . . . . . . . . . . . . . . . . . . . .   3
      2.3   Piggyback Registrations . . . . . . . . . . . . . . . . . .   4
      2.4   Form S-3 Registration . . . . . . . . . . . . . . . . . . .   5
      2.5   Obligations of the Company  . . . . . . . . . . . . . . . .   6
      2.6   Furnish Information . . . . . . . . . . . . . . . . . . . .   7
      2.7   Delay of Registration . . . . . . . . . . . . . . . . . . .   7
      2.8   Indemnification . . . . . . . . . . . . . . . . . . . . . .   7
      2.9   Assignment of Registration Rights . . . . . . . . . . . . .   9
      2.10  Amendment of Registration Rights  . . . . . . . . . . . . .  10
      2.11  "Market Stand-Off" Agreement  . . . . . . . . . . . . . . .  10

III.  Covenants Of The Company  . . . . . . . . . . . . . . . . . . . .  10
      3.1   Basic Financial Information and Reporting . . . . . . . . .  10
      3.2   Inspection Rights . . . . . . . . . . . . . . . . . . . . .  11
      3.3   Confidentiality of Records  . . . . . . . . . . . . . . . .  11
      3.4   Reservation of Common Stock . . . . . . . . . . . . . . . .  11

IV.   Rights Of First Refusal . . . . . . . . . . . . . . . . . . . . .  11
      4.1   Subsequent Offerings  . . . . . . . . . . . . . . . . . . .  11
      4.2   Exercise of Rights  . . . . . . . . . . . . . . . . . . . .  12
      4.3   Issuance of Equity Securities to Other Persons  . . . . . .  12
      4.4   Termination of Rights of First Refusal  . . . . . . . . . .  12
      4.5   Transfer of Rights of First Refusal . . . . . . . . . . . .  12
      4.6   Excluded Securities . . . . . . . . . . . . . . . . . . . .  12

V.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .  13
      5.1   Governing Law . . . . . . . . . . . . . . . . . . . . . . .  13
      5.2   Survival  . . . . . . . . . . . . . . . . . . . . . . . . .  13
      5.3   Successors and Assigns  . . . . . . . . . . . . . . . . . .  13
      5.4   Separability  . . . . . . . . . . . . . . . . . . . . . . .  13
      5.5   Amendment and Waiver  . . . . . . . . . . . . . . . . . . .  13
      5.6   Delays or Omissions . . . . . . . . . . . . . . . . . . . .  13
      5.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      5.8   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . .  14
      5.9   Titles and Subtitles  . . . . . . . . . . . . . . . . . . .  14
      5.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  14

                                      i.

                          INVESTOR'S RIGHTS AGREEMENT


      THIS INVESTOR'S RIGHTS AGREEMENT (the "Agreement") is entered into as of the 24th day of May 1996, by and among AIR SOUTH AIRLINES, INC., a Delaware corporation (the "Company") and H&Q AIR SOUTH INVESTORS, L.P. ("Purchaser").

                                    RECITALS

      WHEREAS, the Company proposes to sell and issue six hundred twenty-five thousand (625,000) shares of its Series B Preferred Stock ("Series B Preferred Stock") pursuant to the Series B Preferred Stock Purchase Agreement of even date herewith between the Company and Purchaser (the "Purchase Agreement"); and

      WHEREAS, as a condition to entering into the Purchase Agreement, the Purchaser has requested that the Company extend to it registration rights, information rights and a right of first refusal as set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

1.    GENERAL.

      1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

      "1934 ACT" means the Securities Exchange Act of 1934, as amended.

      "EQUITY SECURITIES" means (i) any stock or similar security of the Company, (ii) any security convertible, with or without consideration, into any stock or similar security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any stock or similar security or (iv) any such warrant or right.

      "FAMILY MEMBER" means a Holder's spouse, children, stepchildren and grandchildren.

      "FINAL PROSPECTUS" means an amended prospectus filed with the SEC pursuant to SEC Rule 424(b) of the Securities Act.

      "HOLDER" means any person owning of record Registrable Securities.

      "INITIAL OFFERING" means the first underwritten public offering of the Company's securities.

      "INITIATING HOLDERS" means the Holder or Holders of at least forty percent (40%) of the Registrable Securities then outstanding.


                                       1.

      "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness by the SEC of such registration statement or document.

      "REGISTRABLE SECURITIES" means (i) the Shares; (ii) Common Stock of the Company issued or issuable upon conversion of the Shares; and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Article II of this Agreement are not assigned. Outstanding Shares and warrants, rights and other securities issued as a dividend or other distribution with respect to outstanding Shares, or in exchange or replacement of outstanding Shares, shall be deemed to represent a number of shares of Registrable Securities equal to the number of shares of Common Stock into which such Shares, warrants, rights or other securities are convertible as of the time such determination is made.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

      "SHARES" shall mean the Company's Series B Preferred Stock.

      "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

      "SEC" or "COMMISSION" means the Securities and Exchange Commission.

II.   RESTRICTIONS ON TRANSFER; REGISTRATION.

      2.1   RESTRICTIONS ON TRANSFER.

            (A) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 2. 1, provided and to the extent such Section is then applicable and:

                   (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                   (ii) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

                   (iii)  Notwithstanding the provisions of paragraphs (i) and
(ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (A) which is a partnership to its partners in accordance with partnership interests, (B) to the Holder's family member



                                       2.

or trust for the benefit of an individual Holder or (C) to an affiliate of the Holder (as that term is defined in Rule 144 (a)(1) of the Securities Act (an "Affiliate"), provided the transferee will be subject to the terms of this
Section 2.1 to the same extent as if he were an original Holder hereunder.

            (B) Each certificate representing Series B Preferred Stock or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION DOES NOT REQUIRE REGISTRATION.

            (C) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

            (D) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

      2.2   DEMAND REGISTRATION.

            (A) Subject to the conditions of this Section 2.2, if the Company shall receive at any time after the later of June 1, 1997 and one hundred twenty (120) days after the closing of the Initial Offering, a written request from the Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities held by such Initiating Holders, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of Section 2.2(b), effect, as soon as practicable, the registration under the Securities Act; provided, however, that the Initiating Holders may request registration of less than 25% of such Registrable Securities if the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $5,000,000.

            (B) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall


                                       3.

be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

            (C)    The Company shall not be obligated to effect more than two
(2) registrations pursuant to this Section 2.2.

            (D) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than thirty (30) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period.

            (E) All expenses incurred in connection with a registration pursuant to this Section 2.2 (excluding underwriters' discounts and commissions, which shall be paid by the selling Holders pro rata with respect to their included shares), including without limitation all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of a single counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn, unless the withdrawal of the registration request results from either (a) intentional actions by the Company outside the normal course of business that materially reduce the feasibility of the registration proceeding, or (b) the discovery of information about the Company that was not known at the time of the Initiating Holders' request made pursuant to Section 2.2(a), and such information materially reduces the feasibility of the registration proceeding. If the Company is required to pay the registration expenses pursuant to this Section 2.2(e), then the Holders shall not forfeit their rights pursuant to this Section 2.2 to a demand registration.

      2.3   PIGGYBACK REGISTRATIONS.

            (A) The Company shall notify all Holders in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to the Initial Offering, employee benefit plans and corporate reorganizations) and will afford each such Holder who would have been unable to sell all of such Registrable Securities on an unrestricted basis pursuant to Rule 144 promulgated under the Securities Act, during the four-week period immediately preceding the effective date of the registration statement, an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such

                                       4.

notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Notwithstanding anything to the contrary, the foregoing shall not apply to any registrations occurring on or after the fifth anniversary of the Initial Offering

            (B) If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, except that in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than fifty percent (50%) of the Registrable Securities proposed to be sold in the offering.

            (C) The Company shall bear all fees and expenses incurred in connection with any registration under this Section 2.3 (excluding underwriters' discounts and commissions, which shall be paid by the selling Holders pro rata with respect to their included shares), including without limitation all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel to the Company, and the reasonable fees and disbursements of a single counsel to the selling Holders (which counsel shall also be counsel to the Company unless counsel to the Company has a conflict of interest with respect to the representation of any selling Holder or the underwriters object to the selling Holders representation by Company counsel).

      2.4 FORM S-3 REGISTRATION. In case the Company shall receive from the Holders at least ten percent (10%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (A) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

            (B) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or

                                       5.

such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of written notice from the Company pursuant to Section 2.4(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4: (i) if Form S-3 is not available under the Securities Act or rules or regulations promulgated thereunder for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;
(iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than thirty (30) days after receipt of the request of the Holder or Holders under this Section 2.4, provided that, such right to defer the filing may be exercised by the Company no more than once in any one-year period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (C) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such expenses incurred in connection with registrations requested pursuant to this Section 2.4 shall be paid by the selling Holders (and any other selling stockholders pro rata with respect to their included shares, including without limitation all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of a single counsel for the selling Holder or Holders.

      2.5 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (A) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

            (B) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

            (C) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                                      6.

            (D) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or state blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (E) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (F) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (G) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

      2.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

      2.7 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

      2.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

            (A) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages, or liabilities joint

                                       7.

or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                 (B) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the proceeds from the offering received by such Holder.

                 (C) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) as to which indemnity may be sought, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified

                                       8.

party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                 (D)      If the indemnification provided for in this Section
2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that, in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

                 (E) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the Final Prospectus, such indemnity agreement shall not inure to the benefit of any person obligated under the Securities Act to furnish to the person asserting the loss, liability, claim or damage a copy of the Final Prospectus if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                 (F)      The obligations of the Company and Holders under this
Section 2.8 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement, or otherwise.

         2.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 2.2, 2.3 or 2.4 hereof unless such transferee or assignee: (i) is a Holder; (ii) holds after such transfer or assignment at least one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock dividends, splits and combinations); or (iii) is a Family Member or a subsidiary, parent, general partner, Affiliate, or limited partner of a Holder. In each such case, the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned.

                                     9.

         2.10    AMENDMENT OF REGISTRATION RIGHTS.  Any provision of this
Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of more than fifty percent (50%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, each Holder hereby agrees to be bound by the provisions hereunder.

         2.11 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, the Purchaser shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such stockholder (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that all officers and directors of the Company and all holders of at least one percent (1%) of the Company's voting securities enter into similar agreements. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-I or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

III.     COVENANTS OF THE COMPANY.

         3.1     BASIC FINANCIAL INFORMATION AND REPORTING.

                 (A) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                 (B) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter or, after the Initial Offering, simultaneously with the filing of the Company's annual report on Form 10-K with the SEC, the Company will furnish each Holder a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                 (C) As soon as practicable after the end of each fiscal quarter of the Company, and in any event within thirty days thereafter or, after the Initial Offering, simultaneously with the filing of the Company's reports on Form 10-Q with the SEC, the Company will furnish each Holder a consolidated balance sheet of the Company, as at the end of such fiscal quarter, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such quarter, prepared and presented in a manner consistent with the financial statements described in Section 3.1(b). Such statement shall be accompanied by a certificate signed by the Chairman of the Board and Chief

                                      10.

Financial Officer of the Company stating that the preparation and presentation of such statements is consistent with the financial statements described in
Section 3.1(b).

                 (D) So long as a Holder (with its Affiliates) shall own not less than one hundred thousand (100,000) shares of Registrable Securities, the Company will furnish such Holder a consolidated balance sheet of the Company, as at the end of each calendar month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month, prepared and presented in a manner consistent with the financial statements described in Section 3.1(b). Such statements shall be furnished as soon as practicable after the end of each month and in any event within ten days thereafter and shall be accompanied by a certificate signed by the Chairman of the Board and Chief Financial Officer of the Company stating that the preparation and presentation of such statements is consistent with the financial statements described in Section 3.1(b). Prior to January 1st of each year, the Company shall furnish such Holders an annual budget for the Company for the following twelve month period, broken down by month. The Company's obligations under this Section 3.1(d) shall terminate upon the Initial Offering.

         3.2 INSPECTION RIGHTS. So long as a Holder (with its affiliates) shall own not less than one hundred thousand (100,000) shares of Registrable Securities, each such Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.3 CONFIDENTIALITY OF RECORDS. Each Holder agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Holder uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Holder may disclose such proprietary or confidential information to any partner, subsidiary, Affiliate or parent of such Holder for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

         3.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series B Preferred Stock, all Common Stock issuable from time to time upon such conversion.

IV.      RIGHTS OF FIRST REFUSAL.

         4.1 SUBSEQUENT OFFERINGS. Each Holder shall have a right of first refusal to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Holder's pro rata share is equal to the ratio of the number of shares of Common Stock, assuming full conversion of all shares of Registrable Securities owned by such Holder, held by such Holder immediately prior to the issuance of such Equity Securities to the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issuable upon conversion of the Registrable Securities).



                                      11.

         4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Holder written notice of its intention, describing the Equity Securities, the price, and the terms and conditions upon which the Company proposes to issue the same. Each Holder shall have fifteen
(15) days from the receipt of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Holder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If the Holders fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Holders' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchaser thereof than specified in the Company's notice to the Holders pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within such ninety (90) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Holders in the manner provided above.

         4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Article IV shall terminate upon the closing of the Initial Offering.

         4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Holder under this Article IV may be transferred to any subsidiary or parent of such Holder, to any successor in interest to all or substantially all the assets of such Holder, or to an assignee or transferee who acquires Registrable Securities.

         4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Article IV shall have no application to any of the following Equity
Securities:

                 (A) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to, the Company, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company;

                 (B) stock issued pursuant to any rights, options and warrants granted after the date of this Agreement, provided that the rights of first refusal established by this Article IV applied with respect to the initial sale or grant by the Company of such rights, options or warrants;

                 (C) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                 (D) any Equity Securities that are issued by the Company as part of the Initial Offering referred to in Section 4.4 hereof,

                 (E) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                 (F) shares of Common Stock issued upon conversion of the Company's Preferred Stock; and


                                      12.

                 (G) any Equity Securities issued pursuant to any equipment leasing arrangement or commercial bank financing approved by the Company's Board of Directors.

V.       MISCELLANEOUS.

         5.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         5.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         5.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

         5.4 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5.5     AMENDMENT AND WAIVER.

                 (A) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of more than fifty percent (50%) of the Registrable Securities.

                 (B) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of more than fifty percent (50%) of the Registrable Securities.

         5.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under this Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All



                                      13.

remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

         5.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) upon receipt at the address on the signature page hereto after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

         5.8 ATTORNEYS' FEES. If legal action is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and legal costs in connection therewith.

         5.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


                                      14.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.


AIR SOUTH AIRLINES, INC.




By:  /s/ Roden A. Brandt                   By:
   --------------------------------------     -------------------------------
         Roden A. Brandt, President
         and Chief Executive Officer


Address:                                   Address:

1800 St. Julian Place                      One Bush Street
Columbia, SC  29204                        San Francisco, CA  94104

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

AIR SOUTH AIRLINES, INC.                   H&Q AIR SOUTH INVESTORS, L.P.




By:                                        By:  /s/
   --------------------------------           --------------------------------

Its:                                       Its:
   --------------------------------           --------------------------------


Address:                                   Address:

         101 Trade Zone Drive              One Bush Street
         West Columbia, SC  29170          San Francisco, CA  94104